EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
VCA Antech, Inc.:

We consent to the use of our reports dated March 9, 2006, with respect to the consolidated balance sheets of VCA Antech, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference.

Our report dated March 9, 2006, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that management excluded Pet's Choice, Inc. from its assessment of the effectiveness of VCA Antech, Inc.'s internal control over financial reporting as of December 31, 2005. Pet's Choice, Inc., acquired July 1, 2005, and that our audit of internal control over financial reporting of VCA Antech, Inc. also excluded an evaluation of the internal control over financial reporting of Pet's Choice, Inc.

/s/ KPMG LLP
Los Angeles, California
December 15, 2006